(2)(K)(vi)(g)

EXECUTION COPY

AMENDMENT NO. 7

TO CREDIT AGREEMENT

AMENDMENT NO. 7 (this “Amendment”), dated as of May 16, 2014, to the Credit Agreement, dated as of June 25, 2009, among VOYA SENIOR INCOME FUND (formerly known as ING SENIOR INCOME FUND and herein referred to as the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, Amendment No. 5, dated as of July 24, 2013, and Amendment No. 6, dated as of December 13, 2013 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.                                        Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.                                   The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Section 1.1 of the Credit Agreement is hereby amended by adding the following new defined terms thereto in appropriate alphabetical order:

“Affected Person” means the Borrower, any subsidiary thereof, or any officer, director, trustee, employee of the Borrower or any such subsidiary, or any agent of the Borrower or any such subsidiary that will act in any capacity with respect to this Agreement.

“Anti-Corruption Law” means, with respect to any Affected Person, the FCPA and any law, rule or regulation of any jurisdiction concerning or relating to bribery or corruption that are applicable to such Affected Person.

“Anti-Terrorism Law” means, with respect to any Person, any applicable law, rule or regulation related to financing terrorism including (a) the Patriot Act, (b) The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330) (also known as the “Bank Secrecy Act”), (c) the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), the International Economic Emergency Powers Act (15 U.S.C. § 1701 et seq.) and (d) Executive Order 13224 (effective September 24, 2001).

Voya Senior Income Fund Ameddment No. 7 to Credit Agreement

“Commitment Increase Supplement” means a document in the form of Exhibit J attached hereto or such other form as may be acceptable to the Administrative Agent in its discretion.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

“Investment Adviser Change in Control” means the occurrence of one or more of the following events: (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions), but other than by way of merger or consolidation, of all or substantially all of the assets of Voya Investments, LLC to any Person or group of related Persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions hereof); (2) the approval by the holders of equity interests of Voya Investments, LLC of any plan or proposal for the liquidation or dissolution thereof (whether or not otherwise in compliance with the provisions hereof); (3) any Person or Group (excluding Voya Financial Inc., ING Groep N.V. or any subsidiary of either thereof) shall become the owner, directly or indirectly, beneficially or of record, of equity interests representing more than 20% of the aggregate ordinary voting power represented by the equity interests in Voya Investments, LLC; or (4) the replacement of a majority of the board of directors (or similar managing body) of Voya Investments, LLC over any two-year period from the directors who constituted the board of directors (or similar managing body) of Voya Investments, LLC at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors (or similar managing body) of Voya Investments, LLC then still in office who either were members of such board of directors (or similar managing body) at the beginning of such period or whose election as a member of such board of directors (or similar managing body) was previously so approved.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Sanctioned Jurisdiction” means, at any time, a country or territory which is the subject to country-based (not individual- or entity-based) Sanctions.

“Sanctions” has the meaning set forth in Section 4.15(a).

2.                                      Section 1.1 of the Credit Agreement is hereby amended by deleting each of the following defined terms: “Anti-Terrorism Order” and “Sanctioned Country”.

3.                                      Each of the defined terms “Affiliate”, “Loan Documents”, “Sanctioned Person” and “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Loan Documents” means, collectively, this Credit Agreement, the Security Documents, each Commitment Increase Supplement and the Notes.

“Sanctioned Person” means, at any time, any Person that is subject to any Sanction.

“Scheduled Commitment Termination Date” means May 15, 2015, as the same may be extended in accordance with Section 2.8.

4.                                      Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

(a)                                 General Provisions. To request a Loan, the Borrower shall make a telephonic Borrowing Request to the Administrative Agent, not later than (i) in the case of one or more ABR Loans or Overnight Loans in an aggregate amount not in excess of $20,000,000 to be made on the same Business Day, 3:00 p.m., New York City time, on the Business Day of the proposed Loan, (ii) in the case of all other ABR Loans or Overnight Loans, 12:00 noon, New York City time, on the Business Day of the proposed Loan, and (iii) in the case of a LIBOR Loan, 12:00 noon, New York City time, three (3) Business Days before the date of the proposed Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile, or electronic delivery of a pdf copy to the Administrative Agent of a duly executed Borrowing Request duly signed by or on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify: (A) the requested date for such Loan (which shall be a Business Day), (B) whether such Loan is to be an ABR Loan, an Overnight Loan or a LIBOR Loan, (C) the amount of such Loan, which shall (x) in the case of an ABR Loan or an Overnight Loan, be either $500,000 or in an integral multiple of $100,000 in excess thereof or, if less, the unused Commitment, or (y) in the case of a LIBOR Loan, be either $500,000 or in an integral multiple of $100,000 in excess thereof, and (D) with respect to each LIBOR Loan, the Interest Period therefor. Each such written Borrowing Request shall specify the additional information required by Exhibit D. Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to borrow an Overnight Loan if, immediately after giving effect thereto, the aggregate outstanding principal amount of all Overnight Loans would exceed $40,000,000. It is understood and agreed that in preparing a Borrowing Request, the calculation of Excluded Assets for purposes of the Adjusted Asset Coverage Ratio may be as of the Business Day second preceding the date of such

Borrowing Request, provided that if the actual amount of Excluded Assets as of the close of business on the Business Day immediately preceding the date of such Borrowing Request varies from the amount taken into account in the computation of the Adjusted Asset Coverage Ratio set forth on such Borrowing Request, the Borrower shall deliver a notice thereof to the extent required by Section 6.1(j).

5.                                      The second sentence of Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders by (i) in the case of Loans referred to in Section 2.2(a)(i), 5:00 p.m., or (ii) in all other cases, 2:00 p.m.

6.                                      The heading of Section 2.3 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

Section 2.3                                    Termination, Reduction and Increase of Commitments.

7.                                      Section 2.3 of the Credit Agreement is hereby amended by adding a new paragraph (d) thereto, as follows:

(d)                                 The Borrower may at any time and from time to time, at the Borrower’s sole cost, expense and effort, request any one or more of the Lenders (other than a Defaulting Lender) or an Affiliate or Approved Fund of a Lender (other than a Defaulting Lender) to increase its Commitment or to provide a new Commitment, as the case may be (the decision to be within the sole and absolute discretion of such Lender, Affiliate or Approved Fund) or any other Person reasonably satisfactory to the Administrative Agent to provide a new Commitment, by submitting a Commitment Increase Supplement substantially in the form of Exhibit J duly executed by the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be, to the Administrative Agent. If such Commitment Increase Supplement is in all respects satisfactory to the Administrative Agent, the Administrative Agent shall execute such Commitment Increase Supplement and deliver a copy thereof to the Borrower and each such Lender, Affiliate, Approved Fund or other Person, as the case may be. Upon execution and delivery of such Commitment Increase Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Commitment shall be increased to the amount set forth in such Commitment Increase Supplement, (ii) in the case of each such Affiliate, Approved Fund or other Person, such Affiliate, Approved Fund or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having a Commitment as set forth in such Commitment Increase Supplement, and (iii) in each case, the Commitment of such Lender, Affiliate, Approved Fund or such other Person, as the case may be, shall be as set forth in the applicable Commitment Increase Supplement; provided, however, that:

(A)                               immediately after giving effect thereto, the aggregate Commitments shall not exceed $500,000,000;

(B)                               each such increase shall be in an amount not less than $10,000,000 and in an integral multiple of $5,000,000;

(C)                               if Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Lender, Affiliate, Approved Fund or other Person and each other Lender shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit A, pursuant to which each such other Lender shall have assigned to each such Lender, Affiliate, Approved Fund or other Person a portion of its Loans necessary to reflect proportionately the Commitments as adjusted in accordance with this Section 2.3(d), and (2) in connection with such assignment, each such Lender, Affiliate, Approved Fund or other Person shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans, and in connection with such master assignment; and

(D)                               each such Affiliate, Approved Fund or other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such Affiliate, Approved Fund or other Person pursuant to Section 3.4.

8.                                      The last sentence of Section 2.5(a) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

Each partial prepayment of any Loan shall be in a minimum amount of $500,000 or in an integral multiple of $100,000 in excess thereof.

9.                                      Section 4.15 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

Section 4.15                             Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a)                                 None of the Borrower, any of its subsidiaries or any director, trustee, officer, employee, agent, or affiliate of the Borrower or any of its subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(b)                                 No Affected Person or any Person that owns or controls (directly or indirectly) the Borrower or receives (directly or indirectly) any proceeds of any Loan (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Sanctioned Person or in any Sanctioned Jurisdiction, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iv) has violated any Anti-Terrorism Law.

(c)                                  No Affected Person or any Person that owns or controls (directly or indirectly) the Borrower, or receives (directly or indirectly) any proceeds of any Loan (i) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, or (ii) otherwise violated any applicable law regarding money laundering.

(d)                                 The Borrower and each subsidiary thereof is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereof. Neither the Borrower nor any subsidiary thereof has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or any other Person in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

(e)                                  The Borrower and each Subsidiary thereof has implemented and maintains, and is in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

10.                               Section 4.16(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

(iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, any Lender,

11.                               Section 7.7(c) of the Credit Agreement is hereby amended and restated in its entirety, as follows:

(c)                                  The Borrower will not permit the Net Asset Value of the Borrower to be less than $450,000,000 at any time.

12.                               Article VII of the Credit Agreement is hereby amended by adding a new Section 7.9 thereto, as follows:

Section 7.9                                    Sanctions, Anti-Terrorism, Anti-Money Laundering and Anti-Corruption

(a)                                 The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, lender, advisor, investor, or otherwise).

(b)                                 The Borrower will not, and will not cause or permit any subsidiary thereof to, violate any applicable law, rule or regulation regarding Sanctions or money laundering, or any Anti-Terrorism Law or Anti-Corruption Law.

(c)                                  The Borrower and each subsidiary thereof shall at all times maintain, and be in compliance with, policies and procedures designed to promote and achieve compliance by each Affected Person with all applicable laws, rules and regulations regarding Sanctions and money laundering, Anti-Terrorism Laws and Anti-Corruption Laws.

13.                               Each of Sections 8.1(k) and 8.1(l) of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

(k) (i) the Investment Adviser shall fail to be Voya Investments, LLC, (ii) the Investment Advisory Agreement between the Borrower and Voya Investments, LLC shall cease to be in full force and effect, except to the extent that (A) such event shall be the result of an ING America Change of Control, and (B) substantially simultaneously therewith, the Borrower shall enter into a new investment advisory agreement with Voya Investments, LLC, on substantially the same terms as such Investment Advisory Agreement, (iii) the custodian for all of the assets of the Borrower shall fail to be State Street Bank and Trust Company or an Affiliate thereof or any successor thereto agreed to in writing by the Administrative Agent and Required Lenders in their sole and absolute discretion, (iv) the sole administrator for the Borrower shall fail to be Voya Funds Services, LLC or an Affiliate thereof, (v) Voya Investment Management Co. LLC or an Affiliate thereof, shall fail to be the sole sub-advisor to the Borrower, or (vi) the independent auditors for the Borrower (other than KPMG LLP) shall fail to be reasonably acceptable to the Administrative Agent;

(l) an Investment Advisor Change of Control occurs;

14.                               Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto. Each Lender agrees that upon the Amendment Effective Date (defined below) it shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Lender shall have assigned to each other Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in Schedule 1 to the Credit Agreement as amended hereby. In connection with such assignment, each Lender shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans.

15.                               The Credit Agreement is hereby amended by adding a new Exhibit J thereto in the form of Exhibit J hereto.

16.                               Paragraphs 1 through 15 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)                                 the Administrative Agent shall have received from the Borrower and from each Lender either (i) a counterpart of this Amendment executed on behalf of the Borrower and each of the Lenders or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that the Borrower and Lenders have executed a counterpart of this Amendment;

(b)                                 the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since December 13, 2013 or, if Borrower’s Organizational Documents have been amended, supplemented or otherwise modified since December 13, 2013, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)                                  the Administrative Agent shall have received one or more written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)                                 the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent; and

(f)                                   all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

17.                               The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto, no Default exists or would occur, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

18.                               In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

19.                               This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

20.                               THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 7 to the Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND (formerly known as ING SENIOR INCOME FUND)

By:	/s/ Elliot Rosen
Name:	Elliot Rosen
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Thane Rattew
Name:	Thane Rattew
Title:	Managing Director

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$284,000,000
State Street Bank and Trust Company	$141,000,000
Total	$425,000,000

VOYA SENIOR INCOME FUND EXHIBIT J

FORM OF COMMITMENT INCREASE SUPPLEMENT

COMMITMENT INCREASE SUPPLEMENT NO. [   ], dated as of [DATE] (this “Commitment Increase Supplement”) to the Credit Agreement, dated as of June 25, 2009, among VOYA SENIOR INCOME FUND (formerly known as ING SENIOR INCOME FUND and herein referred to as the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, Amendment No. 5, dated as of July 24, 2013, Amendment No. 6, dated as of December 13, 2013, and Amendment No. 7, dated as of May 16, 2014 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”). Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

1.                                      Pursuant to Section 2.3(d) of the Credit Agreement, the Borrower hereby submits this Commitment Increase Supplement to the Administrative Agent.

2.                                      Each of the following Lenders (each an “Increasing Lender”) has been invited by the Borrower, and is ready, willing and able, to increase its Commitment as follows:

Commitment
Name of Lender	(after giving effect to this increase)

	$	[	]
	$	[	]

3.                                      Each of the following Persons (each a “Proposed Lender”) has been invited by the Borrower, and is ready, willing and able, to become a “Lender” and to provide a new Commitment as follows:

Name of Person	Commitment

	$	[	]
	$	[	]

4.                                      The Borrower hereby represents and warrants to each Credit Party, each Increasing Lender and each Proposed Lender that, assuming the Administrative Agent executes and delivers this Commitment Increase Supplement, all of the conditions set forth in Section 2.3(d) of the Credit Agreement have been satisfied and the Borrower is in compliance with all of the terms of such Section.

5.                                      Pursuant to Section 2.3(d) of the Credit Agreement, by execution and delivery of this Commitment Increase Supplement, together with the satisfaction of all of the other requirements set forth in such Section, (a) each Increasing Lender’s Commitment shall be increased to the amount set forth above next to its name, and (b) each Proposed Lender shall become a party to the Credit Agreement and shall for all purposes of the Loan Documents be deemed a “Lender” having a Commitment as set forth above next to its name.

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2

IN WITNESS WHEREOF, the parties hereto duly executed this Commitment Increase Supplement as of the day and year first above written.

VOYA SENIOR INCOME FUND

By:
Name:
Title:

THE BANK OF NOVA SCOTIA, as the Administrative Agent

By:
Name:
Title:

2

[Increasing Lender]

By:
Name:
Title:

2

[Proposed Lender]

By:
Name:
Title:

2